Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Transcat, Inc.

Rochester, NY

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related prospectus of Transcat, Inc. (“the Company”) of our report dated May 27, 2025 relating to the consolidated financial statements of the Company appearing in the Company’s Annual Report on Form 10-K for the year ended March 28, 2026. Our report was inadvertently dated May 27, 2026 in the previously filed Annual Report on Form 10-K, which has not been amended, due solely to a clerical error. The correct date of our report is May 27, 2025. Our consent relates to the report as corrected.

We also consent to the reference to our firm under the caption “Experts”.

/s/ Freed Maxick P.C.

Rochester, New York

September 4, 2026